Exhibit 99.1

Meade Instruments Corporation
6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A.
(949) 451-1450 ■ FAX: (949) 451-1460 ■ www.meade.com

Meade Instruments Corp. Paul Ross, CFO Tel: 949-451-1450 Fax: 949-451-1460	The Piacente Group, Inc. Brandi Piacente Tel: 212-481-2050 Email: brandi@tpg-ir.com

Meade Instruments Reports Second Quarter 2008 Results,
Announces Further Restructuring Steps and Exploration of Strategic Alternatives

IRVINE, Calif. – October 11, 2007 – Meade Instruments Corp. (Nasdaq NM: MEAD), a leading designer and manufacturer of optical products, including telescopes and riflescopes, today announced its financial results for the second quarter of fiscal 2008, ending August 31, 2007.

The Company reported net sales of $16.2 million for the quarter compared with $18.6 million in the same period last year. The decrease in revenues from a year ago was primarily attributable to lower telescope sales in the U.S., driven largely by the closure of Discovery Channel Stores retail locations, as well as continued softness in the high-end telescope market. Riflescope revenue increased 18% versus the same period last year as the Company’s previously-disclosed supply chain challenges have been resolved.

The gross profit margin for the quarter was 14.2% of net sales versus 15.7% of net sales in the same period last year. The lower gross profit margin was primarily due to the lower revenue base during the quarter as well as a shift in product mix. Total operating expenses decreased by $2.6 million, or 29%, in the second quarter of fiscal 2008 compared with the same quarter last year. The reduction in operating expenses was primarily due to spending controls and cost-cutting initiatives the Company put into place in prior quarters and to a lesser extent the non-recurrence of certain legal and accounting fees incurred in the prior year period. Net loss was $0.20 per share for the second quarter of fiscal 2008 compared with a net loss of $0.30 per share for the second quarter of fiscal 2007.

As part of its continuing efforts to restructure the business, the Company also announced a reduction in headcount at its Irvine, CA manufacturing facility. This reduction in force is expected to result in more than $2 million in cost savings annually, with some savings to be realized immediately in the third fiscal quarter. As a result of this reduction in force, the Company expects to record a charge for severance costs of approximately $0.1 million in its third fiscal quarter.

Steve Muellner, President and Chief Executive Officer of Meade, commented, “We are clearly disappointed with our financial results for the second fiscal quarter as we were not able to offset the loss of Discovery Channel Stores’ retail locations with revenue from other channels. High-end telescope sales continued to reflect softness in the high-end market, and we incurred certain technical issues that delayed shipments of mySKY™. Fortunately, we are currently shipping mySKY™ in production quantities to retailers. In addition, I am pleased with the rebound in sales of our Simmons® brand riflescopes quarter to quarter in comparison to our results last year.”

“Due to the lower-than-anticipated revenue and bottom-line results, we are lowering our outlook for fiscal 2008 from an expectation of modest year-over-year revenue growth to relatively flat revenue, and we are lowering our guidance from approximately break-even operating income to an operating loss. In response to our financial results and market conditions, we have initiated a plan to significantly reduce our manufacturing presence in California and move those operations to a lower-cost location.”

“Management will continue to execute on the turnaround of the Company and is confident that we can achieve profitability by further reducing our cost structure and introducing innovative and exciting products to the marketplace,” continued Mr. Muellner. “While we expect both our restructuring and our growth initiatives to result in a successful turnaround, the Company has decided to pursue a parallel path and explore all strategic options.  The Company owns some widely known and respected brand names that we believe have tremendous value in the marketplace. We will consider and explore all strategic options, in addition to our continuing turnaround plans, to best unlock the inherent value of the Company for its shareholders. In this regard, the Board of Directors has formed a special committee of independent directors and will engage an investment bank to assist the Company in exploring its strategic alternatives.”

TELECONFERENCE

The Company’s management will host a conference call today at 5:00 p.m. Eastern Time/ 2:00 p.m. Pacific Time to discuss its second quarter 2008 results and the business outlook for the remainder of fiscal 2008. There will be a simultaneous web cast.

Interested parties may participate in the conference call by dialing 800-366-7417 (international dial-in 303-262-2130). The live webcast of the conference call may be accessed by visiting the Investor Relations section of the Meade website at http://www.meade.com.

A telephonic replay of the conference call will be available through October 18, 2007 by dialing 800-405-2236 (international dial-in 303-590-3000) and entering passcode 11098790#. The webcast will be archived on the Company’s website for ninety days.

ABOUT MEADE INSTRUMENTS

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer. Meade also offers a complete line of riflescopes under the Simmons®, Weaver® and Redfield® brand names. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release contains comments and forward-looking statements based on current plans, expectations, events, and financial and industry trends that may affect the Company’s future operating results and financial position, including, without limitation, the Company’s expectation that it will realize more than $2 million in cost savings resulting from a recent reduction in force and that the severance costs incurred will be $0.1 million; the expectation for flat revenues in fiscal 2008 compared with fiscal 2007 and the Company’s expectation for a loss from operations; the Company’s plan to move its California manufacturing operations to a low-cost location; management’s expectations of continued execution on the turnaround of the Company and a return to profitability by reducing its cost structure and by introducing new products; management’s belief that the Company’s brands have tremendous value; and the Company’s intent to hire an investment bank to assist with exploring strategic alternatives. Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation: the Company’s ability to execute on its restructuring initiatives and the potential need for further restructuring activities; the Company’s ability to move its manufacturing operations out of California without meaningful disruption to its supply chain and relationships with customers of those products; the ability of the Company to consummate a strategic alternative, if at all, related to all or a portion of the Company’s businesses; the ability of the Company to secure a premium valuation related to any strategic alternative; as well as the other risks and uncertainties previously set forth in the Company’s filings with the Securities and Exchange Commission. The historical results achieved are not necessarily indicative of future prospects of the Company. For additional information, please refer to the Company’s filings with the Securities and Exchange Commission.